Exhibit 10.1

August 20, 2012

Eric Rowinsky MD

15 Central Park West, Apt 703C

New York, NY 10023

Dear Eric:

This letter is to confirm our mutual understanding with respect to the terms and conditions under which you agree to provide Navidea Biopharmaceuticals, Inc. (hereinafter referred to as “Navidea”) with Consulting Services during the period from August 1, 2012 through January 31, 2013 (the “Consulting Period”).

As used herein, the term “Consulting Services” shall mean carrying out the following job duties, which shall include, but shall not be limited to:

1.	Medical, clinical development, strategic support to business development objectives focusing on new product assessments for in-licensing, M&A prospects and territory deals pertaining to existing products;
2.	Clinical development support with a particular focus Lymphoseek development (Europe/ROW, current usage of sentinel node mapping/product in melanoma and breast cancer; expansion of studies into head and neck, GI, other tumor types), RIGS development and new products;
3.	Assisting with formation of the company's Scientific/Medical Advisory Board and ad hoc medical advisory groups (e.g. Key Opinion Leader cultivation); and
4.	Assisting with investor relations, roadshows, presentations and financings.

In performing Consulting Services for Navidea, you will report directly to Mark Pykett. You agree that the Consulting Services will be performed in a workmanlike manner, with professional diligence and skill, and in accordance with reasonable commercial or professional standards.

In exchange for performing the Consulting Services, Navidea agrees to grant you thirteen thousand seven hundred sixty-four (13,764) options to purchase Navidea common stock at an exercise price of $3.61 per share for performing the Consulting Services. The options will be governed by a separate option grant agreement and will vest one sixth per month for each month this Consulting Services Agreement is in effect. This option grant is intended to represent payment for an average of two (2) days per month during the six month period. Consulting Services rendered in excess of four days in any given month must be pre-approved by the Company prior to undertaking said services. In the event that Consulting Services total more than twelve (12) days during the Consulting Period, the Company agrees to determine compensation to Consultant for authorized services at a rate consistent with that agreed to above, payable in cash or stock options, at the option of the Company.

It is understood and agreed that Navidea will stipulate the places and locations where you will provide Consulting Services and, where this requires you to travel away from the metropolitan area of your regular place of residence or business, Navidea will reimburse you for the reasonable travel and living expenses actually incurred by you, upon submission by you and approval by Navidea of an itemized account of the expenses for which reimbursement is sought, along with receipts for expenses greater than $25. However, travel time will not be considered to be time spent in the service of Navidea in a Consulting capacity.

Eric Rowinsky, MD

August 20, 2012

During the Consulting Period, either through the performance of Consulting Services or otherwise, you may acquire proprietary and confidential information (herein “Information”) with respect to the business and research activities of Navidea. You agree to keep confidential such Information and not to divulge any such Information to others. Specifically, you agree that you will not directly or indirectly, publish or disclose to others, except with the written consent of Navidea, any Information, data or methods of manufacture received or obtained from Navidea, nor use such Information in any way, commercially or otherwise, except in performing the Consulting Services. This obligation of confidentiality and non-use shall continue until two (2) years after the expiration of this Agreement, but shall not apply to Information which (i) becomes a matter of public knowledge through no fault of yours; (ii) is rightfully received by you from a third party without restriction on disclosure; (iii) is independently developed by you without the use of Information; or (iv) is rightfully in your possession prior to its disclosure to you by the Navidea.

You hereby irrevocably transfer and assign to Navidea without further compensation, any and all of your right, title and interest in and to all designs, ideas, discoveries, inventions, products, computer programs, source code, procedures, improvements, documents, information and materials made, conceived or developed by you alone or with others, which result from or relate to the Consulting Services (“Work Product”), including, but not limited to, all copyrightable works and copyrights, patent rights, trade secrets and trademarks, any right to claim authorship of Work Product, or any right to object to any distortion or other modification of Work Product by Navidea. Notwithstanding this assignment and transfer, if any Work Product incorporates or relies upon works developed by you prior to the effective date of this Agreement, you shall continue to retain ownership of thereof, but you hereby license Navidea to use, or have third parties use on Navidea’s behalf, such preexisting works as is reasonably required to fully exploit the Consulting Services performed hereunder. You agree, during and for one year following the term of the Agreement to: (i) disclose promptly in writing to Navidea all Work Product; and (ii) to sign and provide any and all documents and render any assistance that is reasonably necessary for Navidea to obtain any patent, copyright, trademark or other protection for Work Product. In case any invention is described in a patent application or is disclosed to third parties by you within one (1) year after the Consulting Services have been completed, it shall be presumed that the invention was conceived or made during the period in which the Consulting Services were rendered, and the invention will be assigned to Navidea as set forth in this Agreement, provided that the invention results from or relates to the Consulting Services. If the invention was made by you prior to any association with Navidea or was made without the Information or resources of Navidea, then you need not assign the invention to the Company as set forth herein.

At the expiration of this Agreement, you agree to promptly deliver to Navidea all documents, notes, or other papers supplied to you by Navidea in connection with your Consulting Services, which were in your possession and under your control during the time you provided your Consulting Services to Navidea. You agree that you will not make or retain or give away any copies of such documents.

Eric Rowinsky, MD

August 20, 2012

Either party may terminate this Agreement with ten (10) business days’ prior written notice to the other. Early termination of this Agreement by Navidea shall not relieve Navidea of any liability for payment of consulting fees that accrued prior to the date of termination of the Agreement, nor relieve you of any obligations with respect to the confidentiality and non-use of Information, the transfer of rights in any Work Product, or the return to Navidea of any documents, notes or other papers.

It is understood and agreed that your status shall be that of an independent contractor and not that of an employee of Navidea, and you will not, therefore, be entitled to any of the benefits available to employees of Navidea. It is further understood and agreed that no representations have been made to you by Navidea that satisfactory performance of the Consulting Services described herein will lead to an offer of permanent employment with Navidea.

This Agreement shall be construed and governed by the laws of the State of Ohio and adjudicated within the exclusive jurisdiction of the courts having jurisdiction over Franklin County, Ohio.

If the foregoing terms and conditions meet with your understanding and approval, please show your acceptance and agreement by executing this letter in duplicate at the place indicated below and returning one of the executed duplicates to us, whereupon this letter shall constitute the agreement between you and Navidea with respect to your services in a consulting capacity.

Very truly yours,

Navidea Biopharmaceuticals, Inc.

By:	/s/ Mark, J. Pykett
Mark J. Pykett
President and Chief Executive Officer

Accepted and agreed to:

By:	/s/ Eric Rowinsky

Date:	8/27/12

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